Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2022, relating to the financial statements of PerkinElmer, Inc. and the effectiveness of PerkinElmer’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended January 2, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 25, 2022